Exhibit 99.2

June 14, 2011

NEWS RELEASE

ROB MCEWEN TO DISCUSS MERGER DETAILS

AT US GOLD’S AGM IN TORONTO

1 KING WEST, GRAND BANKING HALL, JUNE 14, 2011 AT 4:00 PM EASTERN

Rob McEwen, Chairman and CEO, invites you to attend US Gold’s 2011 Annual General Meeting. Rob will be providing details on his proposed merger between US Gold and Minera Andes and how the combination will create a high growth, low-cost, mid-tier silver producer focused in the America’s. In addition, he will also be discussing his outlook for gold and silver.

The meeting will be held in the Grand Banking Hall at 1 King West Hotel in downtown Toronto, Ontario, Canada. Doors will open at 3:45 PM (Eastern). Directions can be located by clicking on the following: http://www.usgold.com/news/pdf/20110614_agm/usgold_agm_invite_2011_1.pdf

Live webcast can be viewed by clicking:

http://www.meetview.com/usgold2011

Corporate presentation can be viewed by clicking: http://www.usgold.com/news/pdf/20110614_agm/20110614_usgold_agm_presentation.pdf

ABOUT US GOLD (www.usgold.com)

US Gold’s objective is to qualify for inclusion in the S&P 500 by 2015. US Gold explores for gold and silver in the Americas and is advancing its El Gallo Project in Mexico and its Gold Bar Project in Nevada towards production. US Gold has a strong treasury with approximately $100 million in cash and gold and silver bullion. The Company’s shares are listed on the New York (NYSE) and the Toronto Stock Exchange (TSX) under the symbol UXG, trading 1.9 million shares daily during the past twelve months. US Gold’s shares are included in S&P/TSX and Russell indices and Van Eck’s Junior Gold Miners ETF.

Cautionary Note

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise

For further information contact:

Simon Quick	Mailing Address
Projects, Mexico	99 George Street, 3rd Floor
Tel: (647) 258-0395	Toronto, ON M5A 2N4
Toll Free: (866) 441-0690	E-mail: info@usgold.com
Fax: (647) 258-0408